CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Arrow Investments Trust and to the use of our report dated September 29, 2015 on the financial statements and financial highlights of Arrow DWA Tactical ETF Fund, a series of shares of beneficial interest of the Arrow Investments Trust. Such financial statements and financial highlights appear in the July 31, 2015 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

November 24, 2015